Exhibit 10.29

AGREEMENT AND AMENDMENT TO CONVERTIBLE DEBENTURE

AGREEMENT AND AMENDMENT TO CONVERTIBLE DEBENTURE dated as of February, 2013 (this “Amendment”), to the $450,000 portion of the Convertible Debenture Effective October 19, 2010, and attached hereto as Exhibit A (the: Debenture”), issued by VG SCIENCES INC., a Delaware corporation formally known as Viral Genetics Inc. (the “Company”), which is currently owned and held by DMBM, Inc., a New York corporation (“DMBM”).

This Amendment shall memorialize certain understandings and agreements between the Company and DMBM relating to the Debenture and otherwise.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged by the parties, the Company and DMBM hereby agree as follows:

1.     Terms. Capitalized terms used in this Amendment shall have the same meanings herein as are given to such terms in the Debenture, unless otherwise expressly defined herein.

2.     Amendment of Conversion Price. Notwithstanding anything set forth in the Debenture, the Conversion Price of the Debenture is amended to be the lower (a) the Conversion Price set forth on the fourth column of Exhibit B attached hereto and (b) a discount of thirty percent (30%) from the average of the closing price of the Company’s common stock on the principal exchange or securities market on which the Company’s common stock trades, for the fourteen (14) trading days prior to DMBM's submission of a conversion notice under the Debenture.

3.     Limitation on Conversion. In consideration of the Company entering into this Amendment, DMBM agrees that over the next twelve (12) months it will not convert each month more than the principal amount of the Debenture set forth on the first column of Exhibit B attached hereto.

4.     Voting Agreement. In consideration of the reduction of the Company entering into this Agreement, DMBM agrees to vote any shares of common stock owned by DMBM and to grant consents as to any shares of common stock owned by DMBM, with respect to any matter that is presented to shareholders of the Company for a vote of any matter for which consents from shareholders is sought in the manner that is directed by the Company’s Chief Executive Officer.

5.     Back-Up Financing. In consideration of the Company entering into this Amendment, DMBM agrees that if the Company is unable to secure financing for the animal testing study of its ________, DMBM will cause a third party, introduced by DMBM, or will directly provide financing to the Company for the study up to an amount equal to $400,000.

1

6.     Governing Law. Except as expressly amended hereby, the Debentures shall remain in fully force and effect in accordance with its terms. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard or reference to any of its choice of laws or conflicts of laws principles which would require or permit the application of the laws of another jurisdiction.

7.     Drafting History. In resolving any dispute or controversy arising out of or relating to this Amendment or in connection with construing any term or provision in this Amendment, there shall be no presumption made or inference drawn because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The parties acknowledge and agree that this Amendment was negotiated and drafted with each party being represented by competent legal counsel of its choice and with each party having an opportunity to participate in the drafting of the provisions hereof and shall therefore this Amendment shall be construed and interpreted as if drafted jointly by the parties and not with any presumption against either of the parties.

8.     Assignment. This Amendment may not be assigned by either party nor may a party's duties or obligations hereunder be delegated without the prior written consent of the other party. This Amendment shall inure to the benefit of, and shall be binding upon, the parties, their respective successors (whether by merger or consolidation, recapitalization or other similar transaction) and their permitted assignees.

9.     Complete Amendment. This Amendment and the Debenture constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and they supersede all prior and/or contemporaneous understandings and agreements between them, whether oral or written, with respect to such subject matter, all of which are merged herein. There are no representations, warranties, agreements or promises between the parties with respect to such subject matter, except those, which are expressly set forth herein.

10.    Headings, Counterparts. The section headings contained in this Amendment are inserted herein for the purpose of convenience and reference only and they are not to be given any substantive effect, nor shall they be used or have any effect upon the construction or interpretation of any term or provision hereof. Any reference to the masculine, feminine or neuter gender shall be a reference to such other gender as if appropriate. References to the singular shall include the plural and vice versa. This Amendment shall be effective when duly executed counterparts are executed and delivered by each of the parties. This Amendment may be executed in multiple counterparts (and may be executed by facsimile, PDF or electronic signature, which shall constitute a legal and valid signature for purposes hereof), each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same document. The parties acknowledge and agree that this Amendment is effective as of its specified date regardless of the fact that it is being execute by either of the parties on another date (including a later date). Facsimile or PDF counterparts of this Amendment shall be deemed to be considered original and valid counterparts hereof.

2

IN WITNESS WHEREOF, each of the Company and DMBM has executed this Amendment as of the Date first written above.

VG LIFE SCIENCES, INC.

By: /s/ Haig Keledjian
Name: Haig Keledjian
Title: President & CEO

DMBM, INC.

By: /s/ Damon R. Devitt
Name: Damon R Devitt
Title: President, DMBM Inc.

3

		Price as	Market
Date	Amount	a % market	Price	pps	# shares
Mar-13	$37,500.00	0.50000	0.20000	0.100000	375,000.00
April	$37,500.00	0.50000	0.20000	0.100000	375,000.00
May	$37,500.00	0.50000	0.20000	0.100000	375,000.00
June	$37,500.00	0.50000	0.20000	0.100000	375,000.00
July	$37,500.00	0.50000	0.20000	0.100000	375,000.00
August	$37,500.00	0.50000	0.20000	0.100000	375,000.00
Sept	$37,500.00	0.50000	0.20000	0.100000	375,000.00
Oct	$37,500.00	0.70000	0.20000	0.140000	267,857.14
Nov	$37,500.00	0.70000	0.20000	0.140000	267,857.14
Dec	$37,500.00	0.70000	0.20000	0.140000	267,857.14
Jan-14	$37,500.00	0.70000	0.20000	0.140000	267,857.14
Feb	$37,500.00	0.70000	0.20000	0.140000	267,857.14

	$450,000.00	0.58333		0.113514	3,964,285.71

4